POWER OF ATTORNEY

March 2, 2006

I, Dean Personne, hereby designate and authorize each of Jack Menache and Anita Paque to sign and file Forms 3, 4 and 5, for me and on my behalf, With the Securities and Exchange Commission and the NASDAQ stock exchange, and to obtain SEC and Edgar filing access codes for me and on my behalf, all with the same force and effect as if I had personally affixed my signature thereto. This power of attorney shall remain in effect until March 1, 2007, or until sooner terminated by written notice to Jack Menache, Anita Paque and the Securities and Exchange Commission.



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Dean Personne